Amendment No. 1 dated August 1, 2018 to the Pricing Supplement dated July 27, 2018

(To the Prospectus dated March 30, 2018, the Prospectus Supplement dated July 18, 2016 and the Index Supplement dated July 18, 2016)

Filed Pursuant to Rule 424(b)(2) Registration No. 333–212571

$1,332,000

AutoCallable Notes due May 2, 2022

Linked to the Least Performing Reference Asset of the SPDR® S&P® Regional Banking ETF,

the Russell 2000® Index and the Invesco QQQ TrustSM, Series 1

Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	July 27, 2018
Issue Date:	August 1, 2018
Final Valuation Date:*	April 27, 2022
Maturity Date:*	May 2, 2022
Reference Assets:

The SPDR® S&P® Regional Banking ETF (the “Regional Banking ETF”), the Russell 2000® Index (the “Russell 2000 Index”) and the Invesco QQQ TrustSM, Series 1 (“QQQ Fund”), as noted in the following table:

	Reference Asset	Bloomberg Ticker	Initial Value	Barrier Value
	Regional Banking ETF	KRE<Equity>	$62.14	$43.50
	Russell 2000 Index	RTY<Index>	1,663.34	1,164.34
	QQQ Fund	QQQ<Equity>	$177.62	$124.33

Each of the Regional Banking ETF and the QQQ Fund are referred to as an “ETF” and, collectively, as the “ETFs.” Each of the ETFs and the Russell 2000 Index are referred to as a “Reference Asset” and, collectively, as the “Reference Assets.”

Automatic Call:

If, on any Call Valuation Date, beginning on the sixth Call Valuation Date, the Closing Value of each Reference Asset is greater than or equal to its respective Initial Value, the Notes will be automatically called for a cash payment per $1,000 principal amount Note equal to the applicable Redemption Price payable on the Call Settlement Date. No further amounts will be payable on the Notes after the Call Settlement Date.

Payment at Maturity:

If the Notes are not automatically called, and if you hold the Notes to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount that you hold determined as follows:

▪                   If the Final Value of the Least Performing Reference Asset is greater than or equal to its Initial Value, the Notes will be subject to an Automatic Call and you will receive the applicable Redemption Price on the Maturity Date

▪                   If the Final Value of the Least Performing Reference Asset is less than its Initial Value but greater than or equal to its Barrier Value, you will receive a payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Digital Percentage]

▪                   If the Final Value of the Least Performing Reference Asset is less than its Barrier Value, you will receive a payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Least Performing Reference Asset]

If the Notes are not automatically called prior to scheduled maturity, and if the Final Value of the Least Performing Reference Asset is less than its Barrier Value, you will be fully exposed to the negative performance of the Least Performing Reference Asset. You may lose up to 100% of the principal amount of your Notes.

Any payment on the Notes, including any payment upon an Automatic Call or at maturity, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement for more information.

Consent to U.K. Bail-in Power:

Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS–1 of this pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)(2)	Price to Public	Agent’s Commission(3)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	2.95%	97.05%
Total	$1,332,000	$1,332,000	$39,294	$1,292,706

(1)          Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $970.50 and $1,000 per Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

(2)          Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is $947.80 per Note. The estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS–2 of this pricing supplement.

(3)          Barclays Capital Inc. will receive commissions from the Issuer of 2.95% of the principal amount of the Notes, or $29.50 per $1,000 principal amount. Barclays Capital Inc. will use these commissions to pay selling concessions or fees (including custodial or clearing fees) to other dealers.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S–7 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS–8 of this pricing supplement.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of either Barclays PLC or Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Call Valuation Dates:*	The 27th of each month during the term of the Notes, beginning in August 2018 and ending on and including the Final Valuation Date
Call Settlement Date:	The fifth business day following the Call Valuation Date on which an Automatic Call occurs, provided that the Call Settlement Date with respect to the Final Valuation Date will be the Maturity Date
Redemption Price:	For every $1,000 principal amount Note, an amount equal to $1,000 plus the Call Premium applicable to the Call Valuation Date on which an Automatic Call occurs
Call Premium:

With respect to a Call Valuation Date, an amount calculated as follows:

(a)  Periodic Call Premium times (b) n,

where “n” equals the number of Call Valuation Dates that have occurred, including the relevant Call Valuation Date for which the Call Premium is being calculated

Periodic Call Premium:	$7.9167 per $1,000 principal amount Note, which is 0.79167% of the principal amount per Note (9.50% per annum)
Digital Percentage:	10.00%
Barrier Value:	With respect to each Reference Asset, 70.00% of its Initial Value, rounded to two decimal places, as set forth in the table above
Initial Value:	With respect to each Reference Asset, the Closing Value on the Initial Valuation Date, as set forth in the table above
Final Value:	With respect to each Reference Asset, the Closing Value on the Final Valuation Date
Reference Asset Return:	With respect to each Reference Asset, an amount calculated as follows: Final Value – Initial Value Initial Value
Least Performing Reference Asset:	The Reference Asset with the lowest Reference Asset Return, as calculated in the manner set forth above
Closing Value:

All references in this pricing supplement to the Closing Value of the Russell 2000 Index mean the closing level of the Russell 2000 Index as set forth under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement and all references in this pricing supplement to the Closing Value of an ETF means the closing price of one share of that ETF as set forth under “Reference Assets—Exchange-Traded Funds—Special Calculation Provisions” in the prospectus supplement

Calculation Agent:	Barclays Bank PLC
CUSIP / ISIN:	06746XK51 / US06746XK516

*                  Subject to postponement, as described under “Additional Terms of the Notes” in this pricing supplement

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this pricing supplement together with the prospectus dated March 30, 2018, as supplemented by the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016, relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

When you read the prospectus supplement and the index supplement, note that all references to the prospectus dated July 18, 2016, or to any sections therein, should refer instead to the accompanying prospectus dated March 30, 2018, or to the corresponding sections of that prospectus.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated March 30, 2018:

https://www.sec.gov/Archives/edgar/data/312070/000119312518103150/d561709d424b3.htm

•                  Prospectus Supplement dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

•                  Index Supplement dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm

Our SEC file number is 1–10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

CONSENT TO U.K. BAIL-IN POWER

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in the respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Notes further acknowledges and agrees that the rights of the holders of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS–8 of this pricing supplement.

SELECTED PURCHASE CONSIDERATIONS

The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:

•                You do not seek an investment that produces periodic interest or coupon payments or other sources of current income

•                You understand and accept that any positive return on your Notes will be limited to the applicable Call Premium (if an Automatic Call occurs) or to the Digital Percentage (if an Automatic Call does not occur)

•                You understand and accept the risk that, if the Notes are never automatically called, the payment at maturity will be based solely on the Reference Asset Return of the Least Performing Reference Asset

•                You do not anticipate that the Final Value of any Reference Asset will fall below its Barrier Value and you are willing to accept the risk that, if it does, you will lose some or all of the principal amount of your Notes

•                You are willing to accept the risks associated with an investment linked to the performance of the Reference Assets

•                You are willing to accept the risk that the Notes may be automatically called prior to scheduled maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield

•                You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the Notes to maturity if they are not automatically called

•                You are willing to assume our credit risk for all payments on the Notes

•                You are willing to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

The Notes may not be a suitable investment for you if any of the following statements are true:

•                You seek an investment that produces fixed periodic interest or coupon payments or other sources of current income

•                You seek uncapped exposure to any positive performance of the Reference Assets

•                You seek an investment that provides for the full repayment of principal at maturity and you are unwilling to accept the risk that you may lose some or all of the principal amount of your Notes

•                You anticipate that the Final Value of at least one Reference Asset will be less than its Barrier Value

•                You are unwilling or unable to accept the risks associated with an investment linked to the performance of the Reference Assets

•                You are unwilling or unable to accept the risk that the Notes may be automatically called prior to scheduled maturity

•                You are unwilling or unable to accept the risk that the negative performance of only one Reference Asset may cause you to suffer a loss of principal at maturity, regardless of the performance of the other Reference Asset

•                You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the Notes to maturity if we do not exercise our early redemption option

•                You are unwilling or unable to assume our credit risk for all payments on the Notes

•                You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement, the prospectus and the index supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

ADDITIONAL TERMS OF THE NOTES

The Call Valuation Dates (including the Final Valuation Date) and the Maturity Date are subject to postponement in certain circumstances, as described under “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

In addition, the Reference Assets and the Notes are subject to adjustment by the Calculation Agent under certain circumstances, as described under “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” and “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in each case in the accompanying prospectus supplement.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE UPON AN AUTOMATIC CALL

The following table illustrates the hypothetical total return on the Notes upon an Automatic Call. The “total return”, as used in these examples, is the number, expressed as a percentage, that results from comparing the payment per $1,000 principal amount Note upon an Automatic Call to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences of investing the Notes.

Example 1: The Notes are automatically called on the sixth Call Valuation Date.

Call Valuation Date	Is the Closing Value of any Reference Asset Less Than its Initial Value?	Are the Notes Automatically Called?	Redemption Price (per $1,000 principal amount Note)
1	No	The Notes may not be called on the first five Call Valuation Dates	N/A
2	Yes		N/A
3	Yes		N/A
4	Yes		N/A
5	Yes		N/A
6	No	Yes	$1,047.50

Because the Closing Value of each Reference Asset on the sixth Call Valuation Date (the first Call Valuation Date on which the Notes may be automatically called) is greater than or equal to its respective Initial Value, the Notes are automatically called and you will receive the Redemption Price on the related Call Settlement Date.

The Call Premium with respect to the sixth Call Valuation Date is calculated as follows:

Call Premium = (a) Periodic Call Premium times (b) n

$7.9167 × 6 = $47.50

Accordingly, the Redemption Price with respect to the sixth Call Valuation Date is $1,047.50 per $1,000 principal amount of the Notes, as shown in the table above. The Notes will cease to be outstanding after the Call Settlement Date and you will not receive any further payments on the Notes.

The total return on investment of the Notes is 4.75%.

Example 2: The Notes are automatically called on the tenth Call Valuation Date.

Call Valuation Date	Is the Closing Value of any Reference Asset Less Than its Initial Value?	Are the Notes Automatically Called?	Redemption Price (per $1,000 principal amount Note)
1	Yes	The Notes may not be called on the first five Call Valuation Dates	N/A
2	Yes		N/A
3	No		N/A
4	Yes		N/A
5	No		N/A
6	Yes	No	N/A
7	Yes	No	N/A
8	Yes	No	N/A
9	Yes	No	N/A
10	No	Yes	$1,079.167

Because the Closing Value of each Reference Asset on the tenth Call Valuation Date is greater than or equal to its respective Initial Value, the Notes are automatically called and you will receive the Redemption Price on the related Call Settlement Date.

The Call Premium with respect to the tenth Call Valuation Date is calculated as follows:

Call Premium = (a) Periodic Call Premium times (b) n

$7.9167 × 10 = $79.167

Accordingly, the Redemption Price with respect to the tenth Call Valuation Date is $1,079.167 per $1,000 principal amount of the Notes, as shown in the table above. The Notes will cease to be outstanding after the Call Settlement Date and you will not receive any further payments on the Notes.

The total return on investment of the Notes is 7.9167%.

Example 3: The Notes are automatically called on the forty-fifth Call Valuation Date (the Final Valuation Date).

Call Valuation Date	Is the Closing Value of any Reference Asset Less Than its Initial Value?	Are the Notes Automatically Called?	Redemption Price (per $1,000 principal amount Note)
1	Yes	The Notes may not be called on the first five Call Valuation Dates	N/A
2	Yes		N/A
3	No		N/A
4	Yes		N/A
5	Yes		N/A
6 to 43	Yes	No	N/A
44	Yes	No	N/A
45	No	Yes	$1,356.25

Because the Closing Value of each Reference Asset on the forty-fifth Call Valuation Date (the Final Call Valuation Date) is equal to or greater than its respective Initial Value, the Notes are automatically called and you will receive the Redemption Price on the related Call Settlement Date (which is the Maturity Date).

The Call Premium with respect to the forty-fifth Call Valuation Date is calculated as follows:

Call Premium = (a) Periodic Call Premium times (b) n

$7.9167 × 45 = $356.25

Accordingly, the Redemption Price with respect to the fifteenth Call Valuation Date is $1,356.25 per $1,000 principal amount of the Notes, as shown in the table above. The Notes will cease to be outstanding after the Call Settlement Date (which will be the Maturity Date) and you will not receive any further payments on the Notes.

The total return on investment of the Notes is 35.625%.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY

The following examples demonstrate how the payment at maturity will be calculated under various circumstances. The “total return” as used in these examples is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following tables and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪                  Hypothetical Initial Value of each Reference Asset: 100.00*

▪                  Hypothetical Barrier Value for each Reference Asset: 70.00 (70.00% of the hypothetical Initial Price set forth above)*

▪                  The Notes are NOT automatically called prior to scheduled maturity

*            The hypothetical Initial Value of 100.00 and the hypothetical Barrier Value of 70.00 for each Reference Asset has been chosen for illustrative purposes only. The actual Initial Value and Barrier Value for each Reference Asset are as set forth on the cover of this pricing supplement.

Final Value			Reference Asset Return
Regional Banking ETF ($)	Russell 2000 Index	QQQ Fund ($)	Regional Banking ETF	Russell 2000 Index	QQQ Fund	Reference Asset Return of the Least Performing Reference Asset	Payment at Maturity**	Total Return on the Notes
150.00	155.00	175.00	50.00%	55.00%	75.00%	50.00%	$1,356.25	35.625%
142.00	145.00	140.00	42.00%	45.00%	40.00%	40.00%	$1,356.25	35.625%
140.00	130.00	150.00	40.00%	30.00%	50.00%	30.00%	$1,356.25	35.625%
130.00	125.00	120.00	30.00%	25.00%	20.00%	20.00%	$1,356.25	35.625%
110.00	115.00	120.00	10.00%	15.00%	20.00%	10.00%	$1,356.25	35.625%
102.00	110.00	100.00	2.00%	10.00%	0.00%	0.00%	$1,356.25	35.625%
115.00	90.00	130.00	15.00%	-10.00%	30.00%	-10.00%	$1,100.00	10.00%
90.00	102.00	80.00	-10.00%	2.00%	-20.00%	-20.00%	$1,100.00	10.00%
140.00	95.00	70.00	40.00%	-5.00%	-30.00%	-30.00%	$1,100.00	10.00%
105.00	60.00	90.00	5.00%	-40.00%	-10.00%	-40.00%	$600.00	-40.00%
90.00	50.00	135.00	-10.00%	-50.00%	35.00%	-50.00%	$500.00	-50.00%
140.00	40.00	85.00	40.00%	-60.00%	-15.00%	-60.00%	$400.00	-60.00%
70.00	30.00	45.00	-30.00%	-70.00%	-55.00%	-70.00%	$300.00	-70.00%
40.00	20.00	150.00	-60.00%	-80.00%	50.00%	-80.00%	$200.00	-80.00%
55.00	10.00	95.00	-45.00%	-90.00%	-5.00%	-90.00%	$100.00	-90.00%
60.00	102.00	0.00	-40.00%	2.00%	-100.00%	-100.00%	$0.00	-100.00%

** per $1,000 principal amount Note

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The Final Value of the Regional Banking ETF is 110.00, the Final Value of the Russell 2000 Index is 115.00 and the Final Value of the QQQ Fund is 120.00.

Because the Final Value of each Reference Asset (including the Least Performing Reference Asset) is greater than or equal to its respective Initial Value, the Notes are subject to an Automatic Call. Accordingly, you will receive on the Maturity Date the applicable Redemption Price of $1,356.25 per $1,000 principal amount Note that you hold.

The total return on investment of the Notes is 35.625%, the maximum possible return on the Notes.

Example 2: The Final Value of the Regional Banking ETF is 140.00, the Final Value of the Russell 2000 Index is 95.00 and the Final Value of the QQQ Fund is 70.00.

Because the Final Value of at least one Reference Asset is less than its respective Initial Value, the Notes are not subject to an Automatic Call. Because the QQQ Fund has the lowest Reference Asset Return, the QQQ Fund is the Least Performing Reference Asset. Accordingly, the Final Value of the Least Performing Reference Asset is not less than its Barrier Value and you will receive a payment at maturity of $1,100.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 × Digital Percentage]

$1,000 + [$1,000 × 10.00%] = $1,100.00

The total return on investment of the Notes is 10.00%.

Example 3: The Final Value of the Regional Banking ETF is 140.00, the Final Value of the Russell 2000 Index is 40.00 and the Final Value of the QQQ Fund is 85.00.

Because the Final Value of at least one Reference Asset is less than its respective Initial Value, the Notes are not subject to an Automatic Call. Because the Russell 2000 Index has the lowest Reference Asset Return, the Russell 2000 Index is the Least Performing Reference Asset. Accordingly, the Final Value of the Least Performing Reference Asset is less than its Barrier Value and you will receive a payment at maturity of $400.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Least Performing Reference Asset]

$1,000 + [$1,000 × -60.00%] = $400.00

The total return on investment of the Notes is -60.00%.

Example 4: The Final Value of the Regional Banking ETF is 70.00, the Final Value of the Russell 2000 Index is 30.00 and the Final Value of the QQQ Fund is 45.00.

Because the Final Value of at least one Reference Asset is less than its respective Initial Value, the Notes are not subject to an Automatic Call. Because the Russell 2000 Index has the lowest Reference Asset Return, the Russell 2000 Index is the Least Performing Reference Asset. Accordingly, the Final Value of the Least Performing Reference Asset is less than its Barrier Value and you will receive a payment at maturity of $300.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Least Performing Reference Asset]

$1,000 + [$1,000 × -70.00%] = $300.00

The total return on investment of the Notes is -70.00%.

Examples 3 and 4 above demonstrate that, if the Notes are never subject to an Automatic Call, and if the Final Value of any Reference Asset is less than the Barrier Value for such Reference Asset, your investment in the Notes will be fully exposed to the negative performance of the Least Performing Reference Asset. You will not benefit in any way from the Reference Asset Return of the other Reference Asset being higher than the Reference Asset Return of the Least Performing Reference Asset.

If the Notes are never subject to an Automatic Call, you may lose up to 100% of the principal amount of your Notes. Any payment on the Notes, including the repayment of principal, is subject to the credit risk of Barclays Bank PLC.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Assets or their components. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings of the prospectus supplement:

•             “Risk Factors—Risks Relating to the Securities Generally”; and

•                  “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities, Indices of Equity Securities or Exchange-Traded Funds that Hold Equity Securities.”

In addition to the risks described above, you should consider the following:

•                  Your Investment in the Notes May Result in a Significant Loss—The Notes differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the Notes at maturity. If the Notes are not automatically called, and if the Final Value of the Least Performing Reference Asset is less than its Barrier Value, your Notes will be fully exposed to the negative performance of such Reference Asset and you will lose some or all of your principal. You may suffer a loss of principal even if the Reference Asset Return for one Reference Asset is greater than 0.00%, and you will not benefit in any way from the Reference Asset Return of the other Reference Asset being greater than the Reference Asset Return of the Least Performing Reference Asset. You may lose up to 100% of the principal amount of your Notes. Any payment on the Notes, including the repayment of principal, is subject to the credit risk of Barclays Bank PLC.

•                  Potential Return is Limited—If the Notes are automatically called with respect to any Call Valuation Date, you will receive the applicable Redemption Price on the relevant Call Settlement Date, as described on the cover page of this pricing supplement. If the Notes are not automatically called, your return on the Notes at maturity will not under any circumstances exceed the Digital Percentage. You will not participate in any appreciation of the Reference Assets above the returns represented by the applicable Redemption Price or the Digital Percentage, as applicable, which may be significant.

•                  Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this pricing supplement, the Notes will be automatically called if the Closing Value of each Reference Asset on any Call Valuation Date, beginning on the sixth Call Valuation Date, is greater than or equal to its respective Initial Value. Accordingly, the term of the Notes may be as short as approximately six months.

In the event than an Automatic Call occurs on any Call Valuation Date prior to maturity, you may not be able to reinvest any amounts received on the Call Settlement Date in a comparable investment with similar risk and yield. No further payments will be made on the Notes after the relevant Call Settlement Date. The “automatic call” feature may also adversely impact your ability to sell your Notes and the price at which they may be sold.

•                  Whether or Not the Notes Will be Automatically Called Will Not be Based on the Values of the Reference Assets at Any Time Other than the Closing Values on the applicable Call Valuation Date—Whether or not the Notes are automatically called will be based solely on the Closing Values of the Reference Assets on the relevant Call Valuation Dates. Accordingly, if the price or level of any Reference Asset drops on any Call Valuation Date such that the Closing Value of such Reference Asset is less than its Initial Value, your Notes will not be called on the relevant Call Valuation Date.

•                  If Your Notes Are Not Automatically Called, the Payment at Maturity is Not Based on the Value of Any Reference Asset at Any Time Other than the Closing Value of the Least Performing Reference Asset on the Final Valuation Date—The Final Values and the Reference Asset Returns will be based solely on the Closing Values of the Reference Assets on the Final Valuation Date. Accordingly, if the value of the Least Performing Reference Asset drops on the Final Valuation Date, the payment at maturity on the Notes may be significantly less than it would have been had it been linked to the value of such Reference Asset at any time prior to such drop.

If the Notes are not automatically called, your payment at maturity will be based solely on the Reference Asset Return of the Least Performing Reference Asset. If the Final Value of the Least Performing Reference Asset is less than the Barrier Value applicable to such Reference Asset, you will lose some or all of the principal amount of your Notes. Your losses will not be limited in any way by virtue of the Reference Asset Return of the other Reference Asset being higher than the Reference Asset Return of the Least Performing Reference Asset.

•                  Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any payment upon an Automatic Call or at maturity, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Notes. The exercise of any U.K. Bail-in

Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

•                  Owning the Notes is Not the Same as Owning the Reference Assets or the Securities Composing the Underlying Indices—The return on the Notes may not reflect the return you would realize if you actually owned the Reference Assets, the securities composing the underlying indices, which the ETFs are designed to track (“Underlying Indices”), or the components of the Russell 2000 Index. As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the ETFs, the components of their underlying indices or the components of the Russell 2000 Index would have.

•                  Historical Performance of the Reference Assets Should Not Be Taken as Any Indication of the Future Performance of the Reference Assets Over the Term of the Notes—The value of each Reference Asset has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of a Reference Asset is not an indication of the future performance of that Reference Asset over the term of the Notes. The historical correlation between the Reference Assets is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Reference Assets individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of either of the Reference Assets.

•                  The Notes Are Subject to Risks Associated with Small Capitalization Stocks—The Russell 2000 Index is intended to track the small capitalization segment of the U.S. equity market. The stock prices of smaller sized companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies may be less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

•                  Certain Features of Exchange-Traded Funds Will Impact the Value of the ETFs and the Value of the Notes:

o                Management Risk. This is the risk that the investment strategy for an ETF, the implementation of which is subject to a number of constraints, may not produce the intended results. An investment in an exchange-traded fund involves risks similar to those of investing in any fund of equity securities traded on an exchange, such as market fluctuations caused by such factors as economic and political developments, changes in interest rates and perceived trends in security prices. Because, however, the ETFs are not “actively” managed, it generally does not take defensive positions in declining markets and generally will not sell a security if the issuer of such security was in financial trouble. Accordingly, the performance of the ETFs could be lower than other types of mutual funds that may actively shift their portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.

o                Derivatives Risk. The ETFs may invest in futures contracts, options on futures contracts, other types of options and swaps and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the ETFs’ losses, and, as a consequence, the losses on your Notes, may be greater than if the ETFs invested only in conventional securities.

o                Tracking and Underperformance Risk (Particularly in Periods of Market Volatility). The performance of each ETF may not replicate the performance of, and may underperform, its Underlying Index. Each ETF will reflect transaction costs and fees that will reduce its relative performance.

Moreover, it is also possible that each ETF may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its Underlying Index due to differences in trading hours between each ETF and its Underlying Index or due to other circumstances. During periods of market volatility, securities underlying an ETF may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of an ETF and the liquidity of an ETF may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in an ETF. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of each ETF. As a result, under these circumstances, the market value of the ETFs may vary substantially from their net asset value per share. This variation in performance is called “tracking error” and, at times, the tracking error may be significant.

•                  An Investment in the Notes Involves Industry Concentration Risk—As described below under “Information Regarding the Reference Assets,” the investment objective of each ETF is to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in one particular sector or group of industries. The performance of companies in each relevant sector will be influenced by many complex and unpredictable factors, including industry competition, interest rates, geopolitical events, government regulation, the ability of borrowers to repay loans (in the case of the Regional Banking ETF) and supply and demand for the products and services offered by such companies. Any adverse development in the particular sector tracked by any ETF may have a material adverse effect on the securities held in the portfolio of such ETF and, as a result, may have a material adverse effect on the price of the ETF and the value of the Notes.

•                  The Notes are Subject to Currency Exchange Risk—Some of the securities included in the Underlying Index for the QQQ Fund may be traded and quoted in foreign currencies on non-U.S. markets. The price of the QQQ Fund will be affected by the U.S. dollar value of the non-U.S. equity securities held in its portfolio. Therefore, you will be exposed to the currency exchange rate risk with respect to the currencies in which non-US securities held by the QQQ Fund are denominated. Currency exchange rates may be subject to a high degree of fluctuation based on a number of complex and unpredictable factors. Your net exposure will depend on the extent to which the currencies of the securities held by the QQQ Fund strengthen or weaken against the U.S. dollar and the relative weight those securities in the QQQ Fund’s portfolio. If, taking into account that weighting, the U.S. dollar strengthens against the currencies of such securities, the value of the QQQ Fund’s portfolio will be adversely affected, which is expected to have an adverse effect on the price per share of the QQQ Fund, which may have a negative effect on the value of your Notes.

•                  The Estimated Value of Your Notes is Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•                  The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value was based on the levels at which our benchmark debt securities trade in the secondary market.

•                  The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•                  The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and May be Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•                The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•                  We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

We and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Reference Assets or their components. In any such market making, trading and hedging activity, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Reference Assets and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make certain discretionary judgments relating to the Reference Assets and the Notes. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

•                  Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•                  The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain—There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as prepaid forward contracts, as described below under “Tax Considerations.” If the IRS were successful in asserting an alternative treatment for the Notes, the tax consequences of the ownership and disposition of the Notes could be materially and adversely affected. In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

•                  Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o                the level of the Russell 2000 Index, the market prices of the ETFs, the components of their underlying indices and the components of the Russell 2000 Index;

o                correlation (or lack of correlation) of the Reference Assets;

o                the expected volatility of the ETFs, the components of their underlying indices, the Russell 2000 Index and the components of Russell 2000 Index;

o                the time to maturity of the Notes;

o                the dividend rate on the ETFs, the components of their underlying indices and the components of the Russell 2000 Index;

o                interest and yield rates in the market generally;

o                a variety of economic, financial, political, regulatory or judicial events;

o                supply and demand for the Notes; and

o                our creditworthiness, including actual or anticipated downgrades in our credit ratings.

INFORMATION REGARDING THE REFERENCE ASSETS

The Regional Banking ETF

We have derived all information contained in this pricing supplement regarding the Regional Banking ETF from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by SPDR® Series Trust and SSgA Funds Management, Inc. (“SSgA FM”). The Regional Banking ETF is an investment portfolio maintained and managed by SSgA FM. SSgA FM is the investment adviser to the Regional Banking ETF. The Regional Banking ETF is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “KRE.”

The SPDR® Series Trust consists of separate investment portfolios (each, a “Series Fund”). Each Series Fund is an index fund that invests in a particular industry or group of industries represented by one of the S&P Select Industry Indices (the “Select Industry Indices” and each, a “Select Industry Index”). The companies included in each Select Industry Index are selected on the basis of Global Industry Classification Standards (“GICS”) from a universe of companies defined by the S&P® Total Market Index (the “S&P TM Index”). The S&P TM Index is a benchmark intended to track the performance of companies of all market capitalization in the U.S. equities market. The investment objective of each Series Fund is to provide investment results that, before expenses, correspond generally to the price and yield performance of an index derived from a particular industry or group of industries, as represented by the relevant Select Industry Index.

SPDR® Series Trust is a registered investment company that consists of numerous separate investment portfolios, including the Regional Banking ETF. Information provided to or filed with the SEC by SPDR® Series Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333–57793 and 811–08839, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding SPDR® Series Trust, SSgA FM or the Fund, please see the SPDR® Series Trust’s prospectus. In addition, information about SPDR® Series Trust, SSgA FM and the Regional Banking ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the SPDR® Series Trust website at https://www.spdrs.com. Information contained in the SPDR® Series Trust website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective

The Regional Banking ETF seeks to provide investment results that, before fees and expenses, correspond generally to the total return performance of the S&P® Regional Banks Select Industry Index (the “Regional Banking Index”). For more information, please see “—The Regional Banking Index” below.

Investment Strategy — Sampling

In seeking to track the performance of the Regional Banking Index, the Regional Banking ETF employs a “sampling” strategy, which means that the Regional Banking ETF is not required to purchase all of the securities represented in the Regional Banking Index. Instead, the Regional Banking ETF may purchase a subset of the securities in the Regional Banking Index in an effort to hold a portfolio of securities with generally the same risk and return characteristics of such index.

Under normal market conditions, the Regional Banking ETF generally invests substantially all, but at least 80%, of its total assets in the securities included in the Regional Banking Index. In addition, the Regional Banking ETF may invest in equity securities that are not included in the Regional Banking Index, cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by SSgA FM).

Correlation and Tracking Error

The Regional Banking Index is a theoretical financial calculation, while the Regional Banking ETF is an actual investment portfolio. The performance of the Regional Banking ETF and the Regional Banking Index will vary somewhat due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is generally referred to as “tracking error”.

Disclaimer

The Notes are not sponsored, endorsed, sold or promoted by SPDR® Series Trust or SSgA FM. Neither the Select Sector Trust nor SSgA FM makes any representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. Neither the Select Sector Trust nor SSgA FM has any obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

The Regional Banking Index

The Regional Banking Index is an equal-weighted index that is designed to measure the performance of the regional banks sub-industry group of the S&P TM Index.

The Regional Banking Index is reported by Bloomberg Professional® service (“Bloomberg”) under the ticker symbol “SPSIRBK.” For more information about the S&P Select Industry Indices, please see “—The S&P Select Industry Indices” below.

The S&P Select Industry Indices

To be eligible for inclusion in the Select Industry Indices, companies must be in the S&P TM Index, must be included in the relevant GICS sub-industry and must satisfy one of the two following combined size and liquidity criteria:

1.              float-adjusted market capitalization above US$500 million and float-adjusted liquidity ratio (“FALR”) above 90%; or

2.              float-adjusted market capitalization above US$400 million and float-adjusted liquidity ratio above 150%.

A number of companies in the S&P TM Index are represented by multiple share class lines. To determine eligibility for the Select Industry Indices, the float-adjusted market capitalization of each share class line of multiple class companies is combined to arrive at a company float-adjusted market capitalization figure. The liquidity of each individual share class line is evaluated independently based on the float-adjusted market capitalization of that individual line. If an individual share class line of a multiple share class company does not meet the liquidity criteria, the remaining share class line has its float-adjusted market capitalization reevaluated independently to ensure that it continues to meet the size criteria on its own.

All companies satisfying the above requirements are included in a Select Industry Index. The total number of companies in each Select Industry Index should be at least 35. If there are fewer than 35 companies in a Select Industry Index, companies from a supplementary list of highly correlated sub-industries, that meet the market capitalization and liquidity thresholds above, are included in order of their float-adjusted market capitalization to reach 35 companies. Minimum market capitalization requirements may be relaxed to ensure there are at least 22 companies in each Select Industry Index as of each rebalancing effective date.

Existing index constituents are removed at the quarterly rebalancing effective date if either their float-adjusted market capitalization falls below US$300 million or their FALR falls below 50%.

To be eligible for inclusion in a Select Industry Index, a company must also meet the following requirements:

Market Capitalization. Float-adjusted market capitalization should be at least US$400 million for inclusion in a Select Industry Index. Existing index components must have a float-adjusted market capitalization of US$300 million to remain in the applicable Select Industry Index at each rebalancing.

Liquidity. The liquidity measurement used is a liquidity ratio, defined as dollar value traded over the previous 12-months divided by the float-adjusted market capitalization as of the applicable Select Industry Index rebalancing reference date.

Constituents having a float-adjusted market capitalization above US$500 million must have a liquidity ratio greater than 90% to be eligible for addition to a Select Industry Index. Constituents having a float-adjusted market capitalization between US$400 and US$500 million must have a liquidity ratio greater than 150% to be eligible for addition to a Select Industry Index. Existing index constituents must have a liquidity ratio greater than 50% to remain in the applicable Select Industry Index at the quarterly rebalancing. The length of time to evaluate liquidity is reduced to the available trading period for IPOs or spin-offs that do not have 12 months of trading history. In these cases, the dollar value traded available as of the rebalance reference date is annualized.

Takeover Restrictions. At the discretion of S&P Dow Jones Indices LLC, constituents with shareholder ownership restrictions defined in company bylaws may be deemed ineligible for inclusion in a Select Industry Index. Ownership restrictions preventing entities from replicating the index weight of a company may be excluded from the eligible universe or removed from the applicable Select Industry Index.

Turnover. S&P Dow Jones Indices LLC believes turnover in index membership should be avoided when possible. At times a company may appear to temporarily violate one or more of the addition criteria. However, the addition criteria are for addition to a Select Industry Index, not for continued membership. As a result, an index constituent that appears to violate criteria for addition to a Select Industry Index will not be deleted unless ongoing conditions warrant a change in the composition of the applicable Select Industry Index.

Sector Classification. A Select Industry Index includes companies in the applicable GICS sub-industries set forth above.

The membership to the Select Industry Indices is reviewed quarterly. Re-balancings occur after the closing on the third Friday of the quarter ending month. The reference date for additions and deletions is after the closing of the last trading date of the previous month. Closing prices as of the second Friday of the last month of the quarter are used for setting index weights.

Companies are added between rebalancings only if a deletion in the applicable Select Industry Index causes the stock count to fall below 22. In those cases, each company deletion is accompanied with a company addition. The new company will be added to the applicable Select Industry Index at the weight of the deleted company. In the case of mergers involving at least one index constituent, the merged company will remain in the applicable Select Industry Index if it meets all of the eligibility requirements. The merged company will be added to the applicable Select Industry Index at the weight of the pre-merger index company. If both companies involved in a merger are index constituents, the merged company will be added at the weight of the company deemed the acquirer in the transaction. In the case of spin-offs, the applicable Select Industry Index will follow the S&P TM Index’s treatment of the action. If the S&P TM Index treats the pre- and post-spun company as a deletion/addition action, using the stock’s when-issued price, the applicable Select Industry Index will treat the spin-off this way as well.

A company is deleted from the applicable Select Industry Index if the S&P TM Index drops the company. If a company deletion causes the number of companies in the relevant index to fall below 22, each company deletion is accompanied with a corresponding company addition. In case of GICS changes, where a company does not belong to a qualifying sub-industry after the classification change, it is removed from the applicable Select Industry Index at the next rebalancing.

Historical Performance of the Regional Banking ETF

The table below shows the high, low and final Closing Prices of the Regional Banking ETF for each of the periods noted below. The graph below sets forth the historical performance of the Regional Banking ETF based on the daily Closing Values from January 1, 2013 through July 27, 2018. We obtained the Closing Prices listed in the table below and shown in the graph below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

Period / Quarter Ended	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2013	31.91	28.93	31.80
June 30, 2013	33.97	29.91	33.88
September 30, 2013	37.54	34.49	35.65
December 31, 2013	40.77	35.04	40.61
March 31, 2014	42.47	36.84	41.38
June 30, 2014	42.16	37.30	40.32
September 30, 2014	41.14	37.61	37.86
December 31, 2014	41.18	36.05	40.70
March 31, 2015	41.58	36.54	40.83
June 30, 2015	45.37	40.78	44.16
September 30, 2015	45.03	38.56	41.18
December 31, 2015	45.93	40.47	41.92
March 31, 2016	40.89	32.89	37.64
June 30, 2016	41.98	35.51	38.35
September 30, 2016	43.09	36.85	42.27
December 31, 2016	56.46	41.71	55.57
March 31, 2017	59.36	52.59	54.61
June 30, 2017	55.75	51.71	54.95
September 30, 2017	56.76	49.59	56.76
December 31, 2017	60.35	54.35	58.85
March 31, 2018	65.03	58.91	60.39
June 30, 2018	65.74	59.21	61.00
July 27, 2018*	63.29	60.85	62.14
* For the period beginning on July 1, 2018 and ending on July 27, 2018

Historical Performance of the SPDR® S&P® Regional Banking ETF

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The Russell 2000® Index

The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For more information about the Russell 2000 Index, please see “Indices—The Russell Indices” in the accompanying index supplement.

Historical Performance of the Russell 2000 Index

The table below shows the high, low and final Closing Values of the Russell 2000 Index for each of the periods noted below. The graph below sets forth the historical performance of the Russell 2000 Index based on the daily Closing Values from January 1, 2013 through July 27, 2018. We obtained the Closing Values listed in the table below and shown in the graph below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

Period / Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2013	953.07	872.60	951.54
June 30, 2013	999.99	901.51	977.48
September 30, 2013	1,078.41	989.54	1,073.79
December 31, 2013	1,163.64	1,043.46	1,163.64
March 31, 2014	1,208.65	1,093.59	1,173.04
June 30, 2014	1,192.96	1,095.99	1,192.96
September 30, 2014	1,208.15	1,101.68	1,101.68
December 31, 2014	1,219.11	1,049.30	1,204.70
March 31, 2015	1,266.37	1,154.71	1,252.77
June 30, 2015	1,295.80	1,215.42	1,253.95
September 30, 2015	1,273.33	1,083.91	1,100.69
December 31, 2015	1,204.16	1,097.55	1,135.89
March 31, 2016	1,114.03	953.72	1,114.03
June 30, 2016	1,188.95	1,089.65	1,151.92
September 30, 2016	1,263.44	1,139.45	1,251.65
December 31, 2016	1,388.07	1,156.89	1,357.13
March 31, 2017	1,413.64	1,345.60	1,385.92
June 30, 2017	1,425.99	1,345.24	1,415.36
September 30, 2017	1,490.86	1,356.91	1,490.86
December 31, 2017	1,548.93	1,464.09	1,535.51
March 31, 2018	1,610.71	1,463.79	1,529.43
June 30, 2018	1,706.99	1,492.53	1,643.07
July 27, 2018*	1,704.60	1,655.09	1,663.34
* For the period beginning on July 1, 2018 and ending on July 27, 2018

Historical Performance of the Russell 2000® Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Invesco QQQ TrustSM, Series 1

We have derived all information contained in this pricing supplement regarding the QQQ Fund, including, without limitation, its make-up, method of calculation and changes in its components, from the prospectus for the Invesco QQQ TrustSM, Series 1 (the “Trust”), dated January 31, 2018, as supplemented, and other publicly available information. We have not independently verified such information. Such information reflects the policies of, and is subject to change by The Bank of New York Mellon, as trustee of the Trust (the “Fund Trustee”), and Invesco Capital Management LLC, the sponsor of the Trust. The Trust is a unit investment trust, and shares of the QQQ Fund represent fractional undivided interests in the Trust. Shares of the QQQ Fund trade on The Nasdaq Stock Market, Inc. under the ticker symbol “QQQ.”

Information provided to or filed with the SEC by the Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333–61001 and 811–08947, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We have not undertaken any independent review or due diligence of the SEC filings related to the Trust or the QQQ Fund, any information contained on the website for the Trust, or of any other publicly available information regarding the Trust or the QQQ Fund. Any such information is not incorporated by reference in, and should not be a considered a part of, this pricing supplement.

Investment Objective

The QQQ Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Nasdaq-100 Index® (the “Nasdaq 100 Index”). The Nasdaq 100 Index is a modified market capitalization-weighted index of stocks of the 100 largest non-financial companies listed on The Nasdaq Global Market tier of The Nasdaq Stock Market. For additional information about the Nasdaq 100 Index, please see “Indices—The NASDAQ-100 Index®” in the accompanying index supplement.

Indexing Strategy

The Trust holds all of the stocks of the Nasdaq 100 Index. The Trust holds securities and cash and is not actively managed by traditional methods, which typically involve effecting changes in the holdings of securities on the basis of judgments made relating to economic, financial and market considerations. To maintain the correspondence between the composition and weighs of the securities held by the Trust and the component securities of the Nasdaq 100 Index, the Fund Trustee adjusts the holdings of the Trust from time to time to conform to periodic changes in the identity and/or relative weights of the securities underlying the Nasdaq 100 Index.

The Fund Trustee aggregates certain of these adjustments and makes conforming changes to the holdings of the Trust at least monthly; however, adjustments are made more frequently in the case of significant changes to the Nasdaq 100 Index. Specifically, the Fund Trustee is required to adjust the composition of the Trust’s portfolio at any time that there is a change in the identity of any component security of the Nasdaq 100 Index (i.e., a substitution of one security in replacement of another), which adjustment is to be made within three business days before or after the day on which such change is scheduled to take effect.

Correlation

As noted above, the Trust holds all of the component stocks of the Nasdaq 100 Index. The Nasdaq 100 Index, however, is a theoretical financial calculation, which the Trust is an actual investment portfolio. The Trust may not fully replicate the performance of the Nasdaq 100 Index due to temporary unavailability of certain index components in the secondary market or due to other extraordinary circumstances. In addition, the performance of the Trust (and, accordingly, the QQQ Fund) will vary somewhat due to taxes, operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies. The investment policies of the Trust also allow for mismatches between the Trust’s portfolio and the weightings of the Nasdaq 100 Index deemed to be insignificant if the transaction costs incurred by the Trust in adjusting its portfolio would exceed the expected mis-weighting that would ensue by failing to replicate identically minor and insignificant changes to the Nasdaq 100 Index.

Disclaimer

The Notes are not sponsored, endorsed, sold or promoted by the Trust, the Trustee or the sponsor of the Trust. No such party makes any representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. No such party has any obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

Historical Performance of the QQQ Fund

The table below shows the high, low and final Closing Prices of the QQQ Fund for each of the periods noted below. The graph below sets forth the historical performance of the QQQ Fund based on the daily Closing Prices from January 1, 2013 through July 27, 2018. We obtained the Closing Prices listed in the table below and shown in the graph below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

Period / Quarter Ended	Quarterly High($)	Quarterly Low($)	Quarterly Close($)
March 31, 2013	68.97	66.31	68.97
June 30, 2013	74.30	67.14	71.21
September 30, 2013	79.50	71.73	78.85
December 31, 2013	87.96	76.96	87.96
March 31, 2014	91.06	84.29	87.68
June 30, 2014	93.91	84.11	93.91
September 30, 2014	100.28	94.22	98.79
December 31, 2014	106.01	91.79	103.25
March 31, 2015	109.38	99.65	105.60
June 30, 2015	110.96	105.05	107.07
September 30, 2015	113.98	98.09	101.76
December 31, 2015	115.16	102.22	111.86
March 31, 2016	109.50	96.32	109.20
June 30, 2016	111.23	102.22	107.54
September 30, 2016	119.09	107.42	118.72
December 31, 2016	120.82	113.65	118.48
March 31, 2017	132.47	119.54	132.38
June 30, 2017	143.57	130.40	137.64
September 30, 2017	146.42	136.19	145.45
December 31, 2017	158.64	145.58	155.76
March 31, 2018	174.08	153.45	160.13
June 30, 2018	177.60	155.51	171.65
July 27, 2018*	182.82	170.80	177.62
* For the period beginning on July 1, 2018 and ending on July 27, 2018

Historical Performance of the Invesco QQQ TrustSM, Series 1

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

TAX CONSIDERATIONS

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat the Notes for U.S. federal income tax purposes as prepaid forward contracts with respect to the Reference Assets. Assuming this treatment is respected, upon a sale or exchange of the Notes (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes. This gain or loss on your Notes should be treated as short-term capital gain or loss unless you hold your Notes for more than a year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of Notes at the original issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Notes could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2019 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent commits to take and pay for all of the Notes, if any are taken.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Issue Date indicated on the cover of this pricing supplement, which will be the third business day following the Initial Valuation Date (this settlement cycle being referred to as “T+3”). Under Rule 15c6–1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to two business days before delivery will be required, by virtue of the fact that the Notes will initially settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement. See “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The Notes are not intended to be offered, sold or otherwise made available to and may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA Retail Investor”). For these purposes, an EEA Retail Investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended from time to time, “MiFID”); (ii) a customer within the meaning of Directive 2002/92/EC (as amended from time to time), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended from time to time, including by Directive 2010/73/EU). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended from time to time, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to EEA Retail Investors has been prepared and therefore offering or selling such Notes or otherwise making them available to any EEA Retail Investor may be unlawful under the PRIIPs Regulation.

VALIDITY OF THE NOTES

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Notes offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of June 28, 2017, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on June 28, 2017, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated June 28, 2017, which has been filed as an exhibit to the report on Form 6-K referred to above.